Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

NEWS RELEASE	For additional information: Jeff Johnson Treasurer and VP Investor Relations (651) 787-1068

April 25, 2013

DELUXE REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

Revenue grows 2.5% and exceeds high end of outlook
Diluted EPS of $0.89 grows 3.5%; and adjusted EPS of $0.91, grows 3.4% exceeds high end of outlook
Tightens revenue and adjusted EPS outlook range to upper end

St. Paul, Minn. – April 25, 2013 – Deluxe Corporation (NYSE: DLX) announced its financial results for the first quarter ended March 31, 2013. Key financial highlights include:

	Q1 2013	Q1 2012	Vs. Q1 2012
Revenue	$387.6 million	$378.0 million	2.5%
Net income	$45.9 million	$44.1 million	4.1%
Diluted EPS – GAAP	$0.89	$0.86	3.5%
Adjusted Diluted EPS – Non-GAAP	$0.91	$0.88	3.4%

A reconciliation between earnings per share on a GAAP basis and adjusted earnings per share on a non-GAAP basis is provided after the Forward-Looking Statements discussion.

Revenue of $387.6 million and adjusted diluted EPS exceeded the high end of the range in the prior outlook due to strong operating performance, particularly in the Financial Services segment.

“We delivered an outstanding first quarter to start the year, despite a ramp in brand awareness spend and two less business days than last year and we exceeded both our revenue and adjusted EPS outlooks,” said Lee Schram, CEO of Deluxe. “All our segments performed well and checks and forms performed better than our expectations and importantly, marketing solutions and other services revenue grew 22% over last year. Our strong first quarter positions us well to grow revenue in 2013 for a fourth consecutive year.”

First Quarter 2013 Highlights:

•
Revenue for the quarter was $387.6 million compared to $378.0 million during the first quarter of 2012. Revenue increased 2.5% compared to 2012, despite two fewer business days in 2013, driven by 8.1% growth in Small Business Services. Marketing solutions and other services revenue increased 22.2% compared to 2012 and represented 19.2% of consolidated revenue, up from 16.1% in the first quarter of 2012.

•
Gross margin was 65.6% of revenue, compared to 66.3% in the first quarter of 2012. Unfavorable product mix and increased delivery rates and material costs in 2013, were partly offset by favorable impacts from price increases and the Company's continued cost reduction initiatives.

•
Selling, general and administrative (SG&A) expense increased $3.3 million in the quarter compared to 2012. Increased SG&A expense associated with commissions on increased revenue, as well as higher brand awareness spending and the OrangeSoda acquisition in the second quarter of 2012, was partially offset by benefits from continued execution against expense reduction initiatives.

•
Operating income in 2013 was $77.7 million compared to $78.0 million in the first quarter of 2012. Restructuring-related costs were $1.4 million in 2013 versus $1.9 million in 2012. These costs were primarily attributable to the Company's on-going cost reduction initiatives. Operating income was 20.0% of revenue compared to 20.6% in the prior year driven primarily by product mix, increased delivery rates and material costs, and the OrangeSoda acquisition in the second quarter of 2012, partly offset by higher revenue per order and continued cost reductions.

•	Reported diluted EPS increased $0.03 from the prior year due primarily to lower interest expense driven by the Company's debt refinancing completed in the fourth quarter of 2012.

Segment Highlights

Small Business Services

•
Revenue was $248.3 million versus $229.6 million in 2012. Revenue was 8.1% higher in the quarter driven by growth in marketing solutions and other services revenue, accessories and other product revenue and in checks, driven by our on-line, Safeguard® distributor, and dealer channels. Revenue also benefited from price increases and the OrangeSoda acquisition.

•	Operating income in 2013 was flat at $38.6 million, compared to $38.8 million in 2012.

Financial Services

•	Revenue was $87.2 million compared to $90.6 million in 2012. The impact of check usage declines and two fewer business days offset the benefits of price increases and growth in non-check revenue.

•	Operating income in 2013 increased to $22.9 million from $21.9 million in 2012.

Direct Checks

•
Revenue was $52.1 million compared to $57.8 million in 2012, primarily driven by lower order volume resulting from the continued decline in check usage and two fewer business days, partially off-set by higher revenue per order.

•	Operating income in 2013 decreased to $16.2 million from $17.3 million in 2012.

Other Highlights

Cash provided by operating activities for the first quarter of 2013 was $51.5 million, flat compared to $52.0 million in 2012. Higher payments for performance-based compensation related to our 2012 performance were offset by lower contributions to fund future medical benefits, as well as lower contract acquisition and income tax payments.

Outlook

Second Quarter 2013:

Current outlook (4/25/2013)
Revenue	$375 to $382 million
Diluted EPS – GAAP	$0.84 to $0.89
Adjusted Diluted EPS – Non-GAAP	$0.85 to $0.90

Full Year 2013:

	Prior outlook (1/24/2013)	Current outlook (4/25/2013)
Revenue	$1.535 to $1.575 billion	$1.545 to $1.575 billion
Marketing solutions & other services	$330 to $340 million	$330 to $340 million
Diluted EPS – GAAP	$3.60 to $3.80	$3.61 to $3.76
Adjusted Diluted EPS – Non-GAAP	$3.60 to $3.80	$3.65 to $3.80
Operating cash flow	$240 to $255 million	$240 to $245 million
Capital expenditures	$35 million	$35 million
Depreciation and amortization	$62 million	$62 million
Effective tax rate	approximately 34%	approximately 34%

Editor's Note

•
Deluxe will hold an open-access teleconference call today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. All interested persons may listen to the call by dialing 1-800-237-9752 (access code 77662157).

•	The presentation also will be available via a simultaneous webcast on our investor relations website at www.deluxe.com/investor.

•	An audio replay of the call will be available through midnight on May 9th by calling 1-888-286-8010 (access code 33314252). The presentation will be archived on Deluxe's web site.

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. Over four million small business customers access Deluxe's wide range of products and services including customized checks and forms, as well as web-site development and hosting, search engine marketing, search engine optimization, logo design and business networking. For financial institutions, Deluxe offers industry-leading programs in checks, customer acquisition, fraud prevention and profitability. Deluxe is also a leading printer of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning the Company's or management's intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a further deterioration or prolonged softness in the economy may have on demand for the Company's products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company's control; declining demand for the Company's check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company's revenue and gross margin; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company's recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company's cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company's major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services, including web design, hosting and other services, logo design, search engine marketing, search engine optimization, digital printing services, fraud protection services, profitability, and risk management services, and the failure of such newer products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company's current expectations are contained in the Company's Form 10-K for the year ended December 31, 2012.

Diluted EPS Reconciliation
The table below is provided to assist in understanding the comparability of the Company's results of operations for the quarters ended March 31, 2013 and 2012. The Company's management believes that adjusted earnings per share (EPS) is a useful financial measure because certain items during 2013 and 2012 (restructuring and related costs) impact the comparability of reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Adjusted EPS reconciles to reported EPS as follows:

	Actual
	Q1 2013	Q1 2012
Adjusted Diluted EPS	$0.91	$0.88
Restructuring and related costs	(0.02)	(0.02)
Reported Diluted EPS	$0.89	$0.86

	Outlook
		Total Year
	Q2 2013	2013
Adjusted Diluted EPS	$0.85 to $0.90	$3.65 to $3.80
Restructuring and related costs	(0.01)	(0.04)
Reported Diluted EPS	$0.84 to $0.89	$3.61 to $3.76

Financial Highlights
DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended March 31,
	2013		2012
Product revenue	$339.9		$341.4
Service revenue	47.7		36.6
Total revenue	387.6		378.0
Cost of products sold	(112.3)	(29.0%)	(111.6)	(29.5%)
Cost of services provided	(21.0)	(5.4%)	(15.9)	(4.2%)
Total cost of revenue	(133.3)	(34.4%)	(127.5)	(33.7%)
Gross profit	254.3	65.6%	250.5	66.3%

Selling, general and administrative expense	(175.2)	(45.2%)	(171.9)	(45.5%)
Net restructuring charges	(1.4)	(0.4%)	(0.6)	(0.2%)
Operating income	77.7	20.0%	78.0	20.6%

Interest expense	(9.5)	(2.5%)	(11.7)	(3.1%)
Other income	0.4	0.1%	0.1	—
Income before income taxes	68.6	17.7%	66.4	17.6%

Income tax provision	(22.7)	(5.9%)	(22.3)	(5.9%)
Net income	$45.9	11.8%	$44.1	11.7%

Weighted average dilutive shares outstanding	51.2		51.2

Diluted earnings per share	$0.89		$0.86

Capital expenditures	$8.3		$9.0
Depreciation and amortization expense	15.9		17.1
Number of employees-end of period	5,413		5,589

Non-GAAP financial measure - EBITDA(1)	$94.0		$95.2
Non-GAAP financial measure - Adjusted EBITDA(1)	95.4		97.1

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring and related costs) which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been significantly impacted by acquisitions. Certain transactions in 2013 and 2012 also impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended March 31,
	2013	2012
Adjusted EBITDA	$95.4	$97.1
Restructuring and related costs	(1.4)	(1.9)
EBITDA	94.0	95.2
Income tax provision	(22.7)	(22.3)
Interest expense	(9.5)	(11.7)
Depreciation and amortization expense	(15.9)	(17.1)
Net income	$45.9	$44.1

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2013	December 31, 2012	March 31, 2012
Cash and cash equivalents	$70.7	$45.4	$58.7
Other current assets	185.1	174.3	167.4
Property, plant & equipment-net	101.8	104.2	110.7
Intangibles-net	146.0	150.7	152.1
Goodwill	789.6	789.6	777.0
Other non-current assets	148.6	148.2	144.1
Total assets	$1,441.8	$1,412.4	$1,410.0

Current portion of long-term debt	$0.2	$—	$85.5
Other current liabilities	217.5	220.1	209.6
Long-term debt	650.4	652.6	656.5
Deferred income taxes	74.8	75.1	52.2
Other non-current liabilities	35.1	31.7	66.6
Shareholders' equity	463.8	432.9	339.6
Total liabilities and shareholders' equity	$1,441.8	$1,412.4	$1,410.0

Shares outstanding	50.7	50.6	51.0

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2013	2012
Cash provided (used) by:
Operating activities:
Net income	$45.9	$44.1
Depreciation and amortization of intangibles	15.9	17.1
Contract acquisition payments	(3.2)	(9.4)
Other	(7.1)	0.2
Total operating activities	51.5	52.0
Investing activities:
Purchases of capital assets	(8.3)	(9.0)
Payments for acquisitions	(1.4)	(0.4)
Other	(0.2)	0.3
Total investing activities	(9.9)	(9.1)
Financing activities:
Dividends	(12.7)	(12.8)
Share repurchases	(12.6)	—
Shares issued under employee plans	9.0	2.7
Other	0.8	(3.3)
Total financing activities	(15.5)	(13.4)
Effect of exchange rate change on cash	(0.8)	0.5
Net change in cash and cash equivalents	25.3	30.0
Cash and cash equivalents: Beginning of period	45.4	28.7
Cash and cash equivalents: End of period	$70.7	$58.7

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2013	2012
Revenue:
Small Business Services	$248.3	$229.6
Financial Services	87.2	90.6
Direct Checks	52.1	57.8
Total	$387.6	$378.0

Operating income: (1)
Small Business Services	$38.6	$38.8
Financial Services	22.9	21.9
Direct Checks	16.2	17.3
Total	$77.7	$78.0

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(1) Operating income includes the following restructuring-related costs:

	Quarter Ended March 31,
	2013	2012
Small Business Services	$0.7	$1.1
Financial Services	0.5	—
Direct Checks	0.2	0.8
Total	$1.4	$1.9

The table below is provided to assist in understanding the comparability of the Company's results of operations for the quarters ended March 31, 2013 and 2012. The Company's management believes that operating income by segment, excluding restructuring and related costs, is a useful financial measure because these items impacted the comparability of reported operating income during 2013 and 2012. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING RESTRUCTURING-RELATED COSTS
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2013	2012
Adjusted operating income: (1)
Small Business Services	$39.3	$39.9
Financial Services	23.4	21.9
Direct Checks	16.4	18.1
Total	$79.1	$79.9

(1) Operating income excluding restructuring-related costs reconciles to reported operating income as follows:

	Quarter Ended March 31,
	2013	2012
Adjusted operating income	$79.1	$79.9

Restructuring and related costs:
Small Business Services	(0.7)	(1.1)
Financial Services	(0.5)	—
Direct Checks	(0.2)	(0.8)
Total	(1.4)	(1.9)

Reported operating income	$77.7	$78.0

# # #